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      AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES        EXHIBIT 11
             COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                            For the three months ended                For the six months ended
                                                       --------------------------------------  -------------------------------------
                                                        January 31, 1998    January 31, 1999    January 31, 1998   January 31, 1999
                                                       ------------------  ------------------  ------------------ ------------------
COMPUTATION OF NET LOSS PER SHARE
    Net loss                                                     ($515)             ($1,089)            ($1,813)           ($1,731)
                                                               =======             ========            ========           ========
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING                                      38,446               46,324              37,757             45,976
                                                               =======             ========            ========           ========

BASIC LOSS PER COMMON SHARE                                     ($0.01)              ($0.02)             ($0.05)            ($0.04)
                                                               =======             ========            ========           ========

COMPUTATION OF DILUTED LOSS PER SHARE
    Net loss                                                     ($515)             ($1,089)            ($1,813)           ($1,731)
    Interest not incurred upon assumed conversion
      of convertible note                                            3                    -                   6                  -
                                                               -------             --------            --------           --------
    Net loss applicable to common stockholders
      used for computation                                       ($512)             ($1,089)            ($1,807)           ($1,731)
                                                               =======             ========            ========           ========
    Weighted average number of shares of common
       stock outstanding                                        38,446               46,324              37,757             45,976

    Weighted average incremental shares outstanding
       upon assumed conversion of options and warrants          14,693                3,549              14,855              2,801

    Weighted average incremental shares outstanding
       upon assumed conversion of convertible note                 191                    -                 196                  -
                                                               -------             --------            --------           --------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                   53,330               49,873              52,808             48,777
                                                               =======             ========            ========           ========

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                               =======             ========            ========           ========
  SHARE EQUIVALENT                                              ($0.01)              ($0.02)             ($0.03)            ($0.04)
                                                               =======             ========            ========           ========
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(a)  This calculation is submitted in accordance with Item 601 (b) (11) of
     Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.